Sino-Global Announces Stock Repurchase Program

BEIJING, Oct. 9 /Xinhua-PRNewswire-FirstCall/ -- Sino-Global Shipping America, Ltd. (Nasdaq: SINO) ("Sino-Global" or the "Company"), a leading, non-state-owned provider of shipping agency services operating primarily in China, today announced that its board of directors has authorized a stock repurchase program, under which Sino-Global may repurchase up to ten percent of the outstanding common stock of the Company on the open market or in privately negotiated transactions for a period of 12 months.

"We have a great deal of confidence in the long-term prospects of Sino-Global that we believe are not currently reflected in the price of our stock," said Mr. Cao Lei, Sino-Global's chief executive officer. "We believe our successful use of joint ventures and contractual relationships in order to expand our business in China and internationally has reduced our expected costs of growth, and we believe this share buyback will allow us to provide long-term shareholder value to investors who have shown confidence in Sino-Global."

"After carefully considering the financial situation in the United States and evaluating a number of investment opportunities, we believe that investing in our Company has the potential to yield significant returns," said Mr. Zhang Mingwei, Sino-Global's chief financial officer. "At the same time, we maintain a strong balance sheet and have positive cash flows from organic top line growth of nearly fifty percent, which we believe will allow us to continue evaluating acquisition targets."

Under the program, Sino-Global may, depending on market conditions, share price and other factors, make one or more purchases, on the open market or in privately negotiated transactions, of up to ten percent of the Company's issued and outstanding common stock. Such purchases under the program will be made in accordance with applicable law and subject to any required regulatory approvals. Any common stock repurchased by Sino-Global will become part of its treasury stock and may be used by Sino-Global to finance or execute acquisitions, equity incentive plans, or other arrangements. This repurchase program is expected to continue over the next 12 months unless extended or shortened by the board of directors.

The stock repurchase program will be funded using the company's cash on hand. As of June 30, 2008, the company had cash and cash equivalents of approximately US$9.6 million.

About Sino-Global Shipping America, Ltd.

Sino-Global is a leading, non-state-owned provider of high-quality shipping agency services registered in the United States in 2001 and operating primarily in China. Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping agency services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. With local branches in six of China's 76 ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer a consistent level of service to shipping companies doing business in any Chinese port. Through its subsidiary in Perth, Australia and contractual relationship with Monson Agencies Australia, Sino-Global offers port-to-port shipping agency services to companies involved in trades between Chinese and Australian ports. Sino-Global's subsidiary in Hong Kong, China provides a broad platform of services to clients going to and from one of the world's busiest ports.

Sino-Global has achieved both ISO9000 and UKAS certifications.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, the statements in this press release regarding Sino-Global's use of joint ventures to reduce expansion costs, Sino-Global's ongoing growth and balance sheets, Sino-Global's ability to repurchase its common stock and the expected duration of the repurchase program are forward looking statements that are subject to risks and uncertainties. Sino-Global may repurchase up to 10% of its outstanding common stock, no shares of its common stock, or any amount in between, and lengthen or shorten the repurchase period, depending on the trading price of its common stock, which may be positively or negatively impacted by the repurchase program, market conditions, determinations following the date of this announcement to use such funds for other purposes, or for other reasons. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For investor and media inquiries, please contact:

In the United States:
Ms. Manxi Liu
Ogilvy Financial, New York
Tel: +1-212-880-5361
Email: Manxi.Liu@ogilvypr.com

In China:
Ms. Flora Tian
Ogilvy Financial, Beijing
Tel: +86-10-8520-6524
Email: Flora.Tian@ogilvy.com

SOURCE Sino-Global Shipping America, Ltd.